Exhibit 23

CONSENT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3D No. 333-85254, Form S-3 No. 333-60064, Form S-8 No. 333-59962, Form S-3D No. 333-54232, Form S-3 No. 333-41436, Form S-3 No. 333-88127, Form S-3D No. 333-71323 and Form S-8 No. 333-77890) of Saul Centers, Inc. and the related Prospectuses of our report dated January 17, 2005, with respect to the Statement of Revenues over Certain Operating Expenses for the year ended December 31, 2003 of Briggs Chaney Plaza included in this Form 8-K dated January 27, 2005.

/s/ Ernst & Young LLP
McLean, VA

January 24, 2005